Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Issuance of Draft

National Coverage Determination for Plenaxis®

Waltham, MA — December 20, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today announced that the Centers for Medicare and Medicaid Services (CMS) has issued a draft decision memorandum in support of a National Coverage Determination (NCD) for Abarelix (Plenaxis®).

After several informal meetings with CMS following the approval of Plenaxis® (abarelix for injectable suspension), PRAECIS filed a formal request with CMS for an NCD in order to ensure both consistent coverage nationwide for Plenaxis® as a new class of hormonal therapy for the treatment of advanced symptomatic prostate cancer and compliance with its risk management program, known as the Plenaxis® User Safety (PLUS) Program.  Consistent with the Company’s formal request, under the draft decision memorandum, CMS has proposed Medicare coverage for Plenaxis® under the following conditions:  (1) the product must be administered to a patient meeting all of the criteria of the labeled indication; and (2) the prescribing physician must be enrolled in the PLUS Program.  When used in accordance with the product’s label, there would be no limitation on coverage regardless of the duration of Plenaxis® therapy.

NCDs are issued by the Secretary of Health and Human Services where coverage for a particular item or service is better defined on a nationwide basis.  Without a comprehensive NCD, as requested by the Company and reflected in this draft decision memorandum, Plenaxis® could receive inconsistent coverage among the Medicare carriers and intermediaries who may fail to distinguish this drug, the first gonadotropin releasing hormone (GnRH) antagonist approved for the treatment of advanced prostate cancer, from luteinizing hormone releasing hormone (LHRH) agonists.  This draft decision memorandum will be available for comment for a period of 30 days, and will become effective within 60 days after the comment period closes.  CMS may modify the draft decision memorandum based on comments it receives.

Commenting on the draft decision memorandum, Kevin F. McLaughlin, PRAECIS’ President and Chief Operating Officer, stated, “We are extremely pleased with the speed and thoroughness of CMS’ action in evaluating our request for coverage and intend to post supporting comments.  CMS’ responsiveness in completing its evaluation in less than six months is tremendously gratifying.  This draft decision memorandum acknowledges the unique mechanism of action of Plenaxis®, the distinct patient population that this therapy serves and important safety issues addressed by the PLUS Program.  Ultimately, patients with advanced symptomatic prostate cancer in whom LHRH agonist therapy is not appropriate and who refuse surgical castration will benefit most from this swift and comprehensive action by CMS.  We believe that once final, the NCD, together with the newly assigned J-code for Plenaxis®, which becomes effective January 1, 2005, should alleviate concerns by prescribers’ about the scope of coverage and reimbursement for use of this innovative new therapy in advanced symptomatic prostate cancer patients falling within the labeled indication.”

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology and inflammation therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the expected Medicare coverage for Plenaxis®.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, final decisions regarding insurance coverage for Plenaxis®, including by Medicare, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Plenaxis® and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.